Exhibit 99.1

PENN NATIONAL GAMING NAMES WILLIAM J. FAIR

CHIEF FINANCIAL OFFICER

- Appointment Follows Announced Retirement of Saul V. Reibstein -

- Fair Brings Diverse 32-Year Background in Gaming, Resorts and Real Estate Development to New Role -

Wyomissing, PA (October 20, 2016) — Penn National Gaming, Inc. (PENN: NASDAQ) (“Penn” or the “Company”), announced today the appointment of William J. (“B.J.”) Fair, as Executive Vice President and Chief Financial Officer (“CFO”), effective January 1, 2017, subject to customary regulatory approvals.  Mr. Fair, who has served as the Company’s Executive Vice President, Chief Development Officer since 2014, will continue to report directly to Penn’s Chief Executive Officer, Timothy J. Wilmott.  Mr. Fair’s appointment follows today’s announced retirement at the end of this year of Saul V. Reibstein, who has served as Penn National’s CFO since December 2013.  Mr. Reibstein will assume a transitional role with Penn National through 2017 to ensure a seamless transfer of his CFO responsibilities to Mr. Fair.  In addition, the Company announced today that it has begun a search for a new Chief Development Officer.

Prior to joining Penn National, B.J. Fair served for 30 years in executive management positions in the hospitality industry, overseeing the financial operations and large-scale development projects for leading public companies, including American Skiing Company, Universal Studios and Disney Development Company.  During his time at Penn National, Mr. Fair has played a significant role in overseeing and structuring the financing strategies for the Company’s major growth initiatives, including the acquisition and master plan development of Tropicana Las Vegas; the development and opening of Plainridge Park Casino in Massachusetts; the construction of Hollywood Casino Jamul-San Diego; and the Company’s entrance into the video gaming terminal (“VGT”) market in Illinois, commencing with the acquisition of Prairie State Gaming.

In his role as CFO, Mr. Fair will continue to oversee all corporate growth and development initiatives and the Company’s financial and treasury functions, including financial and periodic reporting to the Securities and Exchange Commission, bank relationships, conducting internal and industry analysis to support the Company’s goals for growth, investor relations, and transactional activities.

Penn National Gaming Chief Executive Officer, Timothy Wilmott, commented: “We want to express our deep gratitude to Saul for his extensive contributions to Penn National during a transformational period for our Company, in which we completed the successful separation of our gaming assets from our real estate assets in 2013, thus creating the gaming industry’s first real estate investment trust (“REIT”).  Having previously worked closely with the Company for over 15 years in both an auditing and Board capacity, Saul helped Penn National maintain its long-term record of growth and success as we continued the expansion of our regional gaming platform, entered the Las Vegas market and leveraged our core competencies in new areas such as social and online gaming and the VGT market.  In addition, Saul played a leading role in the Jamul Indian Village’s $460 million refinancing of the Hollywood Casino-Jamul San Diego, which closed today and is the subject of a separate press release.  On behalf of the Board of Directors and everyone at Penn National, we wish him the very best in his retirement and thank him for ensuring that the transition is managed seamlessly and efficiently.”

Mr. Wilmott added, “BJ brings a solid record of corporate growth, strategic development and financial experience to his new role, and he’ll be working alongside a deep and experienced team of operations, marketing, project development and legal professionals to help him execute on our strategic growth initiatives and our near-term priorities to de-leverage and strengthen our balance sheet.”

Mr. Fair previously served as President and Chief Executive Officer of American Skiing Company where he had oversight of ten ski mountain resorts.  Mr. Fair orchestrated the financial turn-around of the company, and oversaw the successful sale of the resorts.  Prior to American Skiing, Mr. Fair was President and Director of Universal Studios Port Aventura in Tarragona, Spain, where he was responsible for establishing the company’s strategic direction, business planning and master planning.  Mr. Fair also served in executive management roles with the Universal Creative Division of Universal Studios and with the Disney Development Company.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  At June 30, 2016, the Company operated twenty-six facilities in sixteen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At June 30, 2016, in aggregate, Penn National Gaming operated approximately 33,400 gaming machines, 800 table games and 4,600 hotel rooms.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  These forward looking statements are inherently subject to risks and, accordingly, any forward looking statements are qualified in their entirety by reference to the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

CONTACT:
Eric Schippers	Joseph N. Jaffoni, Richard Land
Sr. Vice President, Public Affairs	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

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